Exhibit 10.4B

WARRANT CERTIFICATE

(non-negotiable instrument)

Ascendis Pharma A/S, Hellerup Boulevard 12, DK-2900 Hellerup (hereinafter referred to as Ascendis Pharma), cvr.nr. 29 91 87 91, has on [date of grant] issued this Warrant Certificate to

[adresse]

(hereinafter referred to as the “Warrantholder”)

whereby the Warrantholder without payment has received and accepted allocation of [number] warrants, which confer the right to subscribe [number] A-shares in Ascendis Pharma at a subscription price of DKK [price] per share with a nominal value of DKK 1. The other terms applying to the warrants have been set forth in Ascendis Pharma’s articles of association clause 4b with appendix [1][2], which is attached to this Warrant Certificate.

Shareholder’s Agreement

A shareholders’ agreement between Ascendis Pharma’s shareholders and the warrantholders, which shall apply to the extent that the shares are subscribed through exercise of warrants, has been attached. The issuance of warrants according to this Warrant Certificate is conditional upon the Warrantholder accepting said shareholders’ agreement.

This Warrant Certificate is issued in two original copies with one original copy Ascendis Pharma and one original for the Warrantholder. By signing this certificate, the Warrantholder accepts to have received the issued warrants on the above terms.

Place: , [date]	Hellerup, [date]

[Name]	Michael Wolff Jensen, Chairman

Jan Møller Mikkelsen, CEO